Insider Trading Policy

Version 2.0
Date Issued: January 29, 2020
Issued By: Audit Committee of the Catalent, Inc. Board of Directors
Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020

1. BACKGROUND
This Insider Trading Policy (this “Policy”) sets forth the restrictions, guidelines, and expectations of Catalent, Inc. and its subsidiaries (collectively, “Catalent” or the “Company”) regarding compliance with United States federal and state securities laws and other such laws in applicable jurisdictions relating to trading in securities. This Policy and securities laws prohibit trading in the securities of any company, including Catalent, while in the possession of material nonpublic information relating to that company (known as “insider trading”), as well as passing on material nonpublic information to others who trade on that information (known as “tipping”). In addition to requiring compliance with securities laws, this Policy includes additional guidance and restrictions to avoid even the appearance of impropriety in order to preserve the reputation and integrity of Catalent and all persons and entities affiliated with it.

2. OBJECTIVE
In the normal course of business, Catalent employees may come into possession of information concerning Catalent, transactions in which Catalent proposes to engage, or the activities of other entities with which Catalent does business (such as our customers and vendors). Trading securities while in possession of such information may be deemed insider trading under relevant securities laws. The penalties for violating these laws may be severe, including substantial prison time, large fines, recoupment of all ill-gotten profits, and more. Catalent has established this Policy in order to protect Catalent and its employees from committing, or giving the appearance of having committed, violations of such laws.

3. SCOPE
This Policy applies to Catalent, including without limitation its direct and indirect subsidiaries, and all of its and their respective:
a.directors, officers, employees, agents, independent contractors, and those persons in an advisory relationship to Catalent or its personnel, including auditors, consultants, and attorneys (collectively, “Catalent Personnel”);
b.their Family Members (as defined below); and
c.any trust, corporation or other entity controlled by any such person.

Collectively, all of these persons connected to Catalent will be referred to as “Insiders” in this Policy to the extent that they come into possession of material nonpublic information. Note that this Policy continues to apply to an Insider who is aware of material nonpublic information arising from the Insider’s connection to Catalent even when the Insider no longer satisfies the foregoing definition, and the Policy will remain applicable until that information has become public or is no longer material.

4. RESPONSIBILITY
The Company’s Legal & Compliance Department (the “Legal Department”) is responsible for maintaining and updating this Policy, subject to the supervision of the Audit Committee of Catalent’s Board of Directors. All business units and all personnel that are part of the Catalent Leadership Team (the “CLT”) are responsible for implementing this Policy and ensuring
Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020 compliance. The CLT is responsible for understanding, or seeking clarification of, all of the elements of this Policy and for ensuring that the Catalent Personnel who directly or indirectly report to them are familiar with them as well.
Members of the Legal Department, the Company’s Human Resources Department (“HR”), and the Company’s Internal Audit group may all be designated as responsible for investigating alleged violations of this Policy and, together with an employee’s manager, effecting appropriate disciplinary action in response to proven violations.
This Policy and the procedures that implement this Policy are not intended to mirror the precise contours of the legal prohibitions against insider trading and tipping, which are highly complex, fact-specific, and evolving. Certain of the procedures of this Policy are designed to prevent even the appearance of impropriety and, in some respects, may be more restrictive than the securities laws. In this respect, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibitions on insider trading. Appropriate judgment should be exercised in connection with all securities trading. Violation of securities laws can result in civil and criminal penalties (including a prison term and substantial fines and other monetary penalties) for individuals and Catalent. Catalent personnel must be pro-active in bringing questions or concerns regarding this Policy, applicable law, or the application of either to a particular set of facts to the attention of the General Counsel, any member of the Legal Department, or your own legal counsel.

5. POLICY DETAILS
5.1 General
5.1.1 Policy Statement
It is Catalent’s policy that no Insider may:
1.buy or sell Catalent securities or the securities of any other relevant company when in possession of material nonpublic information learned in connection with the Insider’s relationship with Catalent,
2.engage in any other action outside the scope of the job responsibilities of the applicable Catalent personnel to take advantage of that information, or
3.disclose to others such information in any context outside the scope of the job responsibilities of the applicable Catalent personnel.

This Policy applies equally to material nonpublic information relating to any other company with publicly traded securities, including Catalent’s customers, vendors, suppliers, and business partners, obtained in the course of the Insider’s employment with Catalent or by reason of the Insider’s association with Catalent.

Restrictions that apply to all Catalent Personnel and Insiders are set forth in Section 5.2 below.

Additional restrictions on trading by Catalent’s directors and officers (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Section 16 Persons”) and other Catalent-designated restricted persons are set forth in Section 5.3 below.
Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020

5.1.2. Definitions / Explanations
a.Who is an “Insider?”
Any person within the scope of the definition of “Insider” set forth in Section 3 who possesses material nonpublic information is likely to be considered an “insider” as to that information. Insiders may include Catalent Personnel and their Family Members, as well as any trust, corporation or other entity controlled by such Catalent Personnel. Within the scope of this Policy, an Insider may possess material nonpublic information about Catalent or any other company as a result of such
Insider’s employment by or association with Catalent. The definition of “Insider” is transaction- specific, meaning that an individual’s status as an Insider will depend on the specific information known by the Insider and the context in which the Information is used or disseminated.
b. What is “Material” Information?
Under this Policy and the U.S. federal securities laws, information is generally considered “material” if a reasonable investor would consider it important or valuable in deciding whether to buy, sell, or hold a security or where the information is likely to affect the market price of the security. The information may concern Catalent or another company and may be positive or negative. Employees should assume that information that would affect their consideration of whether to trade, or that might tend to influence the price of the security, is material.

Examples of material information include, but are not limited to:

•information concerning the declaration of a dividend
•earnings results, estimates and guidance on earnings, and changes in previously released earnings results, estimates, or guidance
•a significant merger, acquisition, or divestiture proposal or agreement
•investments, joint ventures, or changes in assets
•new service offerings or significant news relating to service offerings
•the gain or loss of a significant customer

•extraordinary management developments
•the approval or rejection of any marketing application for any product of significance to a customer in any substantial jurisdiction
•significant customer product or ingredient supply shortages
•adverse regulatory action against any substantial Company facility
•restructuring or layoffs
•changes in auditors

Insiders should err on the side of caution, because the regulations of the U.S. Securities and Exchange Commission (the “SEC”) provide that the mere fact that a person is aware of
Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020 material nonpublic information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.
c. What is “Nonpublic” Information?
Information is “nonpublic” if has not been disseminated in a manner that makes it generally available to the public and investors.
For purpose of this Policy, information is “nonpublic” until three criteria have been satisfied:
1. the information has been widely disseminated, such as through disclosures in a company’s public filings with the SEC, inclusion in an issued company press release, or otherwise widely disseminated in the media, such as through a financial news service like Yahoo! Finance, BusinessWire, or PR Newsire, carried in a general news service like the Associated Press, or carried by a national news service such as The New York Times, the Wall St. Journal, CNN, CNBC, or the Fox Business Channel;
2.the information disseminated must be some form of “official” announcement (i.e., the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to make information “public” within the meaning of this Policy even when the rumored information turns out to be accurate); and
3.after the information has been disseminated, sufficient time must pass for the information to be absorbed by the general public. Despite the near-instantaneous worldwide dissemination of information in the age of the Internet, as a general rule, information should not be considered absorbed by the general public under this Policy until the second trading day on the New York Stock Exchange after the day on which the information is widely disseminated.
Further guidance on whether information is adequately disseminated to be “public” should be obtained from the Legal Department.

5.2 Restrictions and Guidelines for all Catalent Insiders
5.2.1 Non-disclosure of Nonpublic Information

Catalent Personnel should not disclose any nonpublic information learned in connection with their employment or association with Catalent to any non-Catalent Personnel (including to Family Members), except for legitimate business purposes where such disclosure is needed to carry out Catalent’s business and then only when the Catalent Personnel disclosing the information has no reason to believe that the recipient will misuse the information.

No Insider who receives or has access to material nonpublic information arising from the Insider’s relationship with Catalent may comment on stock price movements or rumors of other corporate developments (including through any on-line or social media platform) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized in accordance with Catalent’s Policies and Procedures for Compliance with Regulation FD. If an Insider comments on stock price movements or rumors or discloses material nonpublic information to a third party outside the scope of this rule, the Insider must contact the General Counsel immediately.
Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020

In addition, it is generally the practice of Catalent not to respond to rumors concerning Catalent’s affairs or inquiries seeking material nonpublic information concerning Catalent or any of its business partners. If you receive inquiries concerning Catalent from the media or from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Company’s Investor Relations Officer or the General Counsel.

5.2.2 Prohibition on Trading on Material Nonpublic Information

No Insider may buy or sell Catalent’s securities at any time when the Insider has material nonpublic information concerning Catalent.

No Insider may buy or sell securities of another company at any time when the Insider has material nonpublic information about that company, including, without limitation, any of our customers, when that information was obtained as a result of the Insider’s employment with or other relationship to Catalent.

Catalent Personnel are responsible for any trade placed by their Family Members and should make them aware of the need to confer with such Catalent Personnel before they trade in Catalent securities.

5.2.3 Prohibition on “Tipping” Material Nonpublic Information to Others

No Insider may disclose (“tip”) material nonpublic information to any other person (including Family Members), and no Insider may make “buy” or “sell” recommendations on the basis of material nonpublic information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.

5.2.4 Prohibition on Short Sales or Speculative Transactions

No Insider, whether or not the Insider possesses material nonpublic information, may trade in options, warrants, puts or calls, or similar instruments based on Catalent’s securities or sell Catalent stock or any such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery). Such activities may put the personal gain of the Insider in conflict with the best interests of Catalent and its security holders or otherwise give the appearance of impropriety.

No Catalent Personnel may engage in any transaction (including any variable forward contract, equity swap, collar or exchange fund) that is designed to hedge or offset any decrease in the market value of Catalent’s equity securities.

5.2.5 Prohibition on Pledging/Margin Accounts without Pre-Clearance

Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020

No Catalent Personnel, whether or not in possession of material nonpublic information, may purchase Catalent’s securities on margin, or borrow against any account in which Catalent’s securities are held, or pledge Catalent securities as collateral for a loan, without first obtaining pre-clearance.

Request for pre-clearance must be submitted to the General Counsel at least two weeks prior to the execution of the documents evidencing the proposed pledge. The General Counsel is under no obligation to approve any request for pre-clearance. Approvals will be based on the particular facts and circumstances of the request. Notwithstanding the pre-clearance of any request, Catalent assumes no liability for the consequences of any transaction made pursuant to such request.

5.2.6 Permitted Transactions
The prohibition on trading in Catalent’s securities set forth in this Section 5.2 does not apply to:
•Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which the Insider is the sole beneficiary during the Insider’s lifetime).
•The exercise of stock options pursuant to our stock plans; however, the sale of any such stock acquired upon such exercise, including as part of a cashless exercise of an option, is subject to this Policy.
•The exercise of a tax withholding right pursuant to which the Insider has elected to have the Company withhold shares of restricted stock, shares underlying restricted stock units, or shares subject to an option to satisfy tax withholding requirements.
•The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 under the Exchange Act and which has been approved by the General Counsel prior to the establishment of such plan. Insiders cannot enter into these plans at any time when in possession of material nonpublic information and, in addition, persons subject to the pre-clearance requirements of this Policy described in Section 5.3 below cannot enter into these plans outside the Window Periods described in Section 5.3.2. For a further discussion of Rule 10b5-1, see Appendix A to this Policy.
•To the extent Catalent offers its securities as an investment option in its 401(k) plan, the purchase of stock through the 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
•The purchase of stock through Catalent’s employee stock purchase plan; however, the sale of any such stock and changing instructions regarding the level of the withholding contributions that are used to purchase stock are subject to this Policy.

5.3 Additional Restrictions and Guidelines for Catalent’s Directors, Officers, and Other Restricted Persons

Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020

General: Certain Insiders may only trade in Catalent’s securities during the four “Window Periods” that occur each fiscal year and must also receive pre-approval prior to any transaction. These Insiders are:
•Section 16 Persons, Family Members of Section 16 Persons, and trusts, corporations and other entities controlled by Section 16 Persons (“Permanent Restricted Persons”), and
•Catalent Personnel notified by Catalent that they are subject to the pre-clearance requirements set forth in Section 5.3.1 because Catalent determines that, in the normal course of their duties, they are likely to have regular access to material nonpublic information (“Other Restricted Persons”). Examples of such persons include other corporate officers like those working in the Sales and Marketing, Global Operations, Legal, Finance, and Corporate Development Departments, Family Members of any of such persons, and trusts, corporations, and other entities controlled by any of such persons.
In addition, certain Insiders may have access to material nonpublic information for a limited period. During such a period, such persons may be notified that they are also Other Restricted Persons and subject to the pre-clearance requirements set forth in this Section 5.3.

Termination of Insider Status for Permanent Restricted Persons and Other Restricted Persons: This Policy continues in effect for all Permanent Restricted Persons and Other Restricted Persons after termination of employment or other relationship with Catalent until the opening of the first Window Period (defined in Section 5.3.2) after such termination. Unless notified otherwise by Catalent, the pre-clearance requirements set forth in Section 5.3.1 continue to apply to Permanent Restricted Persons for six months after the termination of their status as a Permanent Restricted Person.

5.3.1 Preclearance of Trades
General. Permanent Restricted Persons and Other Restricted Persons must obtain the advance approval of the General Counsel or his designee in accordance with this Section 5.3 before effecting transactions in Catalent’s securities, including any exercise of an option (whether cashless or otherwise), rights, or warrants to purchase or sell such securities, gifts, loans, pledges, contribution to a trust, or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control, or one in which he or she has a beneficial interest.
Procedure. Subject to permitted trading under a Catalent-approved 10b5-1 trading plan (see Section 5.2.6), Permanent Restricted Persons and Other Restricted Persons must submit a request for pre-clearance to the General Counsel at least two business days in advance of the proposed transaction (two weeks in the case of using shares as collateral for a loan (see Section 5.2.5)) and by completing the “Request for Approval to Trade” form attached as Appendix B to this Policy. Approval for transactions and pledges of Company securities will generally be granted only during a Window Period (described in Section 5.3.2), and the transaction may only be performed during the Window Period in which the approval was granted and, in any event, within two business days from the date of approval.
Hardship Exemption
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This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020

Those subject to the Window Periods or a blackout pursuant to Section 5.3.3 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of material nonpublic information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the General Counsel.
5.3.2 Window Periods for Pre-cleared Trades
Window Periods. Catalent has established four “windows” of time during the fiscal year during which Request for Approval to Trade forms may be approved and transactions and pledges may be performed (“Window Periods”). Each Window Period begins with the second trading day on the New York Stock Exchange after the day on which Catalent makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year. That same Window Period closes at the close of trading on the last trading day that is two weeks prior to the end of the then- current fiscal quarter. At any time that is not within a Window Period, Permanent Restricted Persons and Other Restricted Persons may not trade in any Catalent security. The use of Window Periods by Catalent is a prophylactic mechanism intended to prevent any violation of law and even the appearance of impropriety, so the prohibition against trading while aware of, or tipping of, material nonpublic information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press known to an Insider may affect the relevant securities market, the Insider may not trade in Catalent’s securities. You must consult the General Counsel whenever you are in doubt.

5.3.3 Blackout Periods
From time to time, Catalent may require that directors, officers, selected employees, and others suspend trading in Catalent’s securities because of developments that have not yet been disclosed to the public. All those affected shall not trade in Catalent securities while the suspension is in effect and shall not disclose to others that the Company has suspended trading for certain individuals. Though these blackouts generally will arise because Catalent is involved in a highly-sensitive transaction, they may be declared for any reason. If Catalent declares a blackout to which you are subject, a member of the Legal Department will notify you when the blackout begins and when it ends

5.3.4 Broker Requirements
Section 16 of the Exchange Act requires the timely reporting of certain transactions by certain Section 16 Persons. Timely satisfaction of these legal obligations requires tight interface between Catalent and the brokers handling transactions for our directors and executive officers. In order to facilitate timely compliance by Catalent’s directors and executive officers with the requirements of Section 16 of the Exchange Act, brokers of Section 16 Persons need to comply with the following requirements:
•Not to enter any order (except for orders under pre-approved Rule 10b5-1 trading plans) without first verifying with Catalent that the transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144), and
•To report to Catalent the complete details (i.e., date, type of transaction, number of shares, and price) of every transaction involving Catalent’s securities (including gifts, transfers, pledges, and all 10b5-1 transactions) before the close of business on the day of the
Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020 execution of the transaction, by telephone and in writing via e-mail to the General Counsel and the Corporate Secretary.

Because it is the legal obligation of the trading person to cause this filing to be made with the SEC, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the appropriate Catalent staff.

5.4 Consequences for Insider Trading and Violation of this Policy
5.4.1 Individual Responsibility
Each Insider is individually responsible for complying with applicable securities laws and this Policy, regardless of whether Catalent has prohibited trading by that Insider or any other Insider. Trading in securities during the Window Periods and outside of any suspension period should not be considered a “safe harbor.”

Insiders should bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Further, whether or not you possess material nonpublic information, it is advisable that, if you invest in Catalent’s securities or the securities of any company that has a substantial relationship with Catalent, you approach that investment from the perspective of a long-term investor who would like to participate over time in Catalent’s or such company’s performance.

5.4.2 Liability of Controlling Persons
Securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but can include employers (e.g., Catalent) and the directors, officers, and managerial and supervisory personnel of the controlled person’s employer. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. For this reason, Catalent’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise understand and comply with the requirements set forth in this Policy.

5.4.3 Potential Sanctions
Liability for Insider Trading and Tipping. Insiders, controlling persons, and Catalent may be subject to civil penalties, criminal penalties, and incarceration for trading in securities when they possess material nonpublic information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. The SEC also has the power to bar an individual who engages in insider trading from ever serving as an officer or director of any public company.

Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020

Possible Disciplinary Actions. Catalent Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Catalent Personnel’s failure to comply results in a violation of law.

5.5 Policy Violations, Interpretations, and Amendments
Any violation or perceived violation of this Policy must be reported immediately to Catalent’s General Counsel. Questions regarding the interpretation of the policy may be addressed to a member of the Legal Department. This Policy may be amended by the Company at any time.

6.GLOSSARY

Term	Description
Family Members	For purposes of this Policy, your “family members” include family members who reside with you, anyone else who lives in your household, and any family member who does not live in your household but whose transactions in Catalent’s securities are directed by you or are subject to your influence or control.
Security or Securities	The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.
Trade or Trading	The term “trade” or “trading” broadly means any purchase, sale, or other transaction to acquire, transfer, or dispose of securities, including market option exercises, gifts or other contributions, “cashless” exercises of stock options granted under any Catalent incentive plan, sales of stock acquired upon the exercise of options, and trades made under an employee benefit plan such as a 401(k) plan. Under special circumstances, “trading” may even include the exercise of a stock option by the cash payment of the exercise price and any applicable withholding tax, but normally such an exercise is not considered a “trade.” Consult the Legal Department for further guidance regarding stock option “trades.”.

7. REFERENCES

Number	Reference Details
1	Standards of Business Conduct
2	Global Ethical Business Practices
3	Confidentiality / Ethical Wall Policy
4	Policy and Procedures for Compliance with Regulation FD

8. APPENDICES

Reference	Title
A	Rule 10b5-1 Plans
B	Request for Approval to Trade Form

Approvals

Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020

This Policy has been approved by the Audit Committee of the Catalent, Inc. Board of Directors.

Version History

Version Number	Version Date	Policy Author	Summary of Change(s) Made
1.0	22 July 2014	Simpson Thacher & Bartlett	Original Policy
2.0	29 January 2020	Amy Fallone Jose Ibieatorremendia	Revised to reflect the Company’s changing needs and practices.

Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020

APPENDIX A
RULE 10B5-1 PLANS
A Rule 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow concerning future securities trades.
A Rule 10b5-1 trading plan can only be established when you do not possess material nonpublic information. In addition, persons subject to the pre-clearance requirements described in Section5.3 of this Policy cannot enter into these plans outside Window Periods. In addition, a Rule 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.
You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a Rule 10b5-1 trading plan that you entered into when you were not aware of material nonpublic information. The rules regarding Rule 10b5-1 trading plans are complex, and you must fully comply with them. You should consult with your legal advisor before proceeding.
Each Insider must pre-clear with the General Counsel the Insider’s proposed Rule 10b5-1 trading plan prior to the establishment of such plan. Catalent reserves the right to withhold pre-clearance of any Rule 10b5-1 trading plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a Rule 10b5-1 trading plan, Catalent assumes no liability for the consequences of any transaction made pursuant to such plan.
If you enter into a Rule 10b5-1 trading plan, your plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated Rule 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before Catalent announces material news, and the investing public and media may not understand the nuances of trading pursuant to a Rule 10b5-1 trading plan. This could result in negative publicity for you and the Company if the SEC or the New York Stock Exchange were to investigate your trades.
For Insiders, any modification or termination of a pre-approved Rule 10b5-1 trading plan requires pre-clearance by the General Counsel. In addition, any modification of a pre-approved Rule 10b5-1 trading plan must occur before you become aware of any material nonpublic information and must comply with the requirements of the rules regarding Rule 10b5-1 trading plans and, if you are subject to Window Period restrictions, must take place during a Window Period.
Transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
Finally, if you are a Section 16 Person, Rule 10b5-1 trading plans require special care. Because, in a Rule 10b5-1 trading plan, you can specify conditions that trigger a purchase or sale at a distant future time defined by a broker interpreting the plan, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a Rule 10b5-1 trading plan is not permitted unless the Rule 10b5-1 trading plan requires your broker to notify the Company before the close of business on the day of the execution of the transaction. See Section 5.3.4.

Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020

APPENDIX B
REQUEST FOR APPROVAL TO TRADE

REQUEST FOR APPROVAL TO TRADE CATALENT, INC. SECURITIES

Type of Security (check all applicable boxes)

☐ Common stock          ☐ Stock option

Number of Shares: Proposed Date of Transaction:

Type of Transaction:
☐ Stock option exercise – Exercise Price $ per share
Exercise Price paid as follows:
☐ Broker’s cashless exchange
☐ Cash                 ☐ Other

Withholding tax paid as follows:
☐ Broker’s cashless exchange
☐ Cash                    ☐ Other
☐ Purchase     ☐ Sale     ☐ Gift     ☐ ESPP (changing instructions regarding level of withholding)

☐ Other:

Broker Contact Information
Company Name
Contact Name & email
Telephone
Account Number
Status (check all applicable boxes)
☐ ELT Member ☐ Board Member ☐ Other Restricted Person

Filing Information (check all applicable boxes and complete blanks)
Date of last Form 4:     ☐ Not Applicable    ☐ Not Sure

Is a Form 144 Necessary? ☐ Yes ☐ No     ☐ Not Sure

Date of filing of last Form 144: ☐ Not Applicable ☐ Not Sure
I am not currently in possession of any material non-public information relating to Catalent, Inc. and its subsidiaries. I hereby certify that the statements made on this form are true and correct. I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Catalent, Inc. arises and, in the reasonable judgment of Catalent, Inc., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature     Date
Print Name Telephone Number Where You May Be Reached

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☐ Approved (transaction must be completed during the Window Period (as defined in Section 5.3.2 of Catalent, Inc.’s Securities Trading Policy) in which this approval was granted and in any event within two business days after approval)

☐ Denied ☐ Approved with the following modification

Signature Date

Catalent Insider Trading Policy v.2
This is a Catalent Inc. Policy and is not to be used or reproduced, other than for Catalent business purposes. Effective 29 January 2020